Exhibit 10.47

August 30, 2013

Dear Larry:

We would like to set forth certain terms of your service as Chairman of the Board of Directors (the “Board”) of each of Sovereign Holdings, Inc. (“Sovereign”), Sabre Holdings Corporation, and Sabre Inc. (together, the “Company”).

I.	Compensation

You will receive a cash retainer of $250,000 per year, payable quarterly in arrears for so long as you remain on the Board.

You will also receive a one-time grant of options to purchase Sovereign’s common stock (the “Options”). You will be granted Options to purchase 200,000 shares of the Sovereign’s common stock as part of this letter agreement. The Options will be granted pursuant, and shall be subject, to the terms and conditions of the Sovereign Holdings, Inc. 2012 Management Equity Incentive Plan (the “Plan”), have an exercise price equal to the fair market value on the date of grant of the underlying shares as determined by the Sovereign, and vest ratably (quarterly) over four years following the date of grant, subject to your continuing to serve on the Board through each such date.

In addition, you will receive a one-time grant of restricted stock units with respect to the Sovereign’s common stock (“RSUs”). You will be granted 160,000 RSUs as part of this letter agreement. The RSUs shall be granted pursuant, and shall be subject, to the terms and conditions of the Plan. The RSUs shall vest ratably (quarterly) over four years following the grant, subject to your continuing to serve on the Board through each such date.

II.	Duties and Responsibilities

We anticipate that, as a non-executive chairman member of the Board, your responsibilities will include attendance at meetings of the Board and, in addition, regular participation in oversight and strategy discussions related to the Company outside the context of meetings of the Board. We also anticipate that you will be asked to serve on the Governance, Nominating, and Compensation Committee. Further detail is attached as Exhibit A.

You will be expected to use your reasonable best efforts to attend all Board meetings and meetings of each committee on which you are asked to serve. Reasonable expenses actually incurred by you in traveling to the Board, committee meetings, and other Company-related business shall be reimbursed by the Company upon presentation of such documentation as the Company may reasonably request.

III.	Reelection to the Board

Your continued service on the Board will be subject in all respects to the provisions of the By-laws and other governing documents of the Company.

IV.	D&O Insurance; Indemnification

During your service as a member of the Board and for six years thereafter, you will be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as it may be amended from time to time. You will also be entitled to the same contractual indemnification rights as the Company provides to its other directors and officers, as they may be amended from time to time.

We very much look forward to your advice and service.

Sincerely,

SOVEREIGN HOLDINGS, INC., SABRE HOLDINGS CORPORATION, and SABRE INC.

By:	/s/ Sterling L. Miller
	Name:	Sterling L. Miller
	Title:	Corporate Secretary

Exhibit A